CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                       OF THE SERIES C PREFERRED SHARES OF
                                 MARKETU INC.

I, Kenneth Galpin, President, and George Shahnazarian, Secretary of MarketU Inc., a Nevada corporation, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on February __, 2002, adopted the following resolution creating a series of Preferred Shares, with a par value of $0.001 per share, designated as the Series C Preferred Shares in accordance with NRS 78.1955.

The relative rights and preferences of the Series C Preferred Shares are as follows:

1. Designation and Amount. The shares of such series shall be designed as the Series C Preferred Shares (the "Series B Preferred Shares"), and the number of shares constituting such series shall be 1,750,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of Series C Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Shares.

2. Dividends and Distributions. The holders of the Series C Preferred Shares will not be entitled to any dividends or distributions.

3. Voting Rights. Each Series C Preferred Share shall be entitled to one vote on all matters submitted to the Corporation's shareholders for their consideration, ratification or approval.

4. Conversion Rights. Each Series C Preferred Shares shall be convertible at any time, without payment of additional consideration, into two Common Shares of the Corporation. Any Series C Preferred Shares that remain unexercised on the date which is one year from the date of issuance will be deemed converted.

5. Reacquired Shares. Any Series C Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

6. Liquidation, Dissolution or Winding-Up. In the event of liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs or upon a reduction of capital, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares unless, prior thereto, the holders of the Series C Preferred Shares shall have received $0.875 per share. After payment of the aforesaid amounts to the holders of the Series C Preferred Shares they shall not as such be entitled to share any further in the distribution of the assets of the Corporation.

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7.   Consolidation,  Merger,  Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Corporation's common shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series C Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such Preferred Shares with (to the extent possible) the same relative rights and preferences as the Series C Preferred Shares.


IN WITNESS WHEREOF, I have executed this Certificate of Designation, Preferences and Rights this ___ day of February 2002.




                              /s/
                            --------------------------------------------------
                                      Kenneth Galpin, President




                             /s/
                            --------------------------------------------------
                                     George Shahnazarian, Secretary

    )
    )ss
    )

On the ___ day of February 2002 before me personally came Kenneth Galpin to me known, who, being by me duly sworn, did depose and say that he is the President of MarketU Inc., the corporation described in and which executed the foregoing instrument by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

Witness my hand and official seal.


                                                /s/
                                                ________________________
                                                 Barrister & Solicitor

My commission expires:  does not expire



    )
    )ss
    )

On the ___ day of February 2002 before me personally came George Shahnazarian to me known, who, being by me duly sworn, did depose and say that he is the Secretary of MarketU Inc., the corporation described in and which executed the foregoing instrument by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

Witness my hand and official seal.



                                                /s/
                                                ________________________
                                                 Barrister & Solicitor


My commission expires: does not expire









MarketU Series C Cert of Designation 2-12-02



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